Filed Pursuant to Rule 424(b)(2)
Registration No. 333-260663

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$300,000,000	$27,810

Pricing Supplement Dated January 31, 2022 (To Prospectus dated November 1, 2021 and Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP # 69371RR65

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	MUFG Securities Americas Inc.

☐	BofA Securities, Inc.

☐	BNP Paribas Securities Corp.

☒	J.P. Morgan Securities LLC

☐	Mizuho Securities USA LLC

☐	RBC Capital Markets, LLC

☒	SMBC Nikko Securities America, Inc.

☒	TD Securities (USA) LLC

☒	U.S. Bancorp Investments, Inc.

☐	Wells Fargo Securities, LLC

☒	Other:

Loop Capital Markets LLC

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 99.877% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: February 4, 2022 (T+4)

Agent’s Discount or Commission: 0.350%	Final Maturity Date: February 4, 2027

Net Proceeds to Company: $298,581,000	Interest Payment Dates: Semi-annually on each February 4 and August 4, commencing August 4, 2022

Record Dates: January 21 and July 21 preceding the applicable Interest Payment Date

Interest Rate: 2.000% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:    %

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations:              (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:              (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price:     %

Form:    ☒  Book-Entry    ☐  Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about February 4, 2022.

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$63,000,000
SMBC Nikko Securities America, Inc.	Bookrunner	$63,000,000
TD Securities (USA) LLC	Bookrunner	$63,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$63,000,000
Loop Capital Markets LLC	Co-Manager	$12,000,000
Scotia Capital (USA) Inc.	Co-Manager	$12,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$24,000,000

Total		$300,000,000

Other Provisions:

N/A